Todd Asset Management LLC

Code of Ethics
Issued November 1, 2024

Table of Contents

Statement of General Policy	Page 3
Access Persons	Page 5
Standards of Business Conduct	Page 6
Investment, Broker, or Custodial Account Reporting	Page 9
Protecting the Confidentiality of Client Information	Page 10
Prohibition Against Insider Trading	Page 11
Personal Securities Transactions	Page 14
Blackout Periods	Page 15
Compliance Procedures	Page 16
Short-Term Trading Profits	Page 18
Personal Securities Trading Limitations	Page 19
Margin Transactions	Page 20
Limit Orders	Page 21
Interested Transactions	Page 22
Outside Business Activities	Page 23
Service as an Officer or Director	Page 24
Gifts and Entertainment	Page 25
Political Contributions	Page 27
Whistleblower Policy	Page 28
Reporting Violations and Sanctions	Page 30
Records	Page 31
Acknowledgements	Page 32
Definitions	Page 33

Statement of General Policy
This Code of Ethics ("Code") has been adopted by Todd Asset Management LLC ("TAM" or "Firm") and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act").
This Code establishes rules of conduct for all employees of TAM and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a Beneficial Interest. The Code is based upon the principle that TAM and its employees owe a fiduciary duty to the Firm's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.
The Code is designed to ensure that the high ethical standards long maintained by TAM continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.
Pursuant to Section 206 of the Advisers Act, both TAM and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. This involves more than acting with honesty and good faith. It means that the Firm has an affirmative duty of utmost good faith to act solely in the best interest of its clients. This duty creates an obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:
•The duty at all times to place the interests of clients first;
•The duty at times to comply with the Investment Advisers Act of 1940, the Investment Company Act 1940, and all other Federal Securities Laws;
•The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility;
•The fundamental standard that such employees, officers, and directors should not take inappropriate advantage of their positions, or of their relationship with Clients; and
•The fiduciary principle that information concerning the identity of security holdings and financial circumstances of Clients is confidential.
In meeting its fiduciary responsibilities to its clients, TAM expects every employee to demonstrate the highest standards of ethical conduct for continued employment with TAM. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with TAM. TAM's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of James Jenkins, the Chief Compliance Officer ("CCO"), for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, up to and including termination of employment with TAM.
The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of the Firm in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients shall not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.
Recognizing the importance of maintaining the Firm's reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent permissible by law and applicable regulations, TAM shall endeavor to maintain such information on a confidential basis.
The CCO may grant exceptions to certain substantive restrictions in appropriate circumstances (e.g., personal hardship) and will maintain records to justify such limitations.
Throughout the Code there are references to various disclosure forms and acknowledgements, which are made available through TAM’s compliance system. If you have any questions on where to find these forms, please reach out to the CCO.
The CCO shall periodically report to the Board of Directors of Todd Asset Management LLC to document compliance with this Code.

Access Persons
For purposes of complying with Todd Asset Management LLC's Code of Ethics, all Supervised Persons of the Firm are regarded as Access Persons and are therefore subject to all applicable personal securities trading procedures and reporting obligations as set forth in this Code. Please refer to the Definitions section of this Code for a definition of Supervised Persons.

Standards of Business Conduct
TAM places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all Supervised Persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).
Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers.
Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all TAM's Supervised Persons as defined herein. These procedures cover transactions in a Reportable Security in which a Supervised Person has a Beneficial Interest in or accounts over which the Supervised Person exercises control as well as transactions by members of the Supervised Person’s immediate family and/or household.
Section 206 of the Advisers Act makes it unlawful for Todd Asset Management LLC or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.
Guidelines for Professional Standards
•At all times, all Supervised Persons must comply with applicable federal securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.
•All Supervised Persons are required to report any violation of the Code, by any person, to the CCO or other appropriate persons of the Company promptly. Such reports will be held in confidence to the extent practicable. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation.
•Supervised Persons must place the interests of clients first. All Supervised Persons must scrupulously avoid serving his or her own personal interests ahead of the interests of the Company's clients. In addition, Supervised Persons must work diligently to ensure that no client is preferred over any other client.
•Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve the Company and/or its Supervised

Persons on one hand and clients on the other hand will generally be fully disclosed and/or resolved in a way that favors the interests of the clients over the interests of the Company and its Supervised Persons. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, that Supervised Person should promptly bring the issue to the CCO’s attention.
•All Supervised Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to clients or securities.
•No Supervised Person may serve on the board of directors of any publicly traded company without prior written permission from the CCO.
•Supervised Persons will not cause or attempt to cause any client to purchase, sell, or hold any security in a manner calculated to create any personal benefit, or on behalf of the Company.
•Supervised Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Company’s services, and engaging in other professional activities.
•Supervised Persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of clients and in cooperation with the CCO. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.
•Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company's clients. Likewise, Supervised Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person's judgment.
•Supervised Persons are subject to Insider Trading Policies adopted by the Company to detect and prevent the misuse of material nonpublic information.
•No Supervised Person shall communicate information known to be false to others (including but not limited to clients, prospective clients and other Supervised Persons) with the intention of manipulating financial markets for personal gain.
•Supervised Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the CCO.
•When any Supervised Person faces a conflict or potential conflict between his or her personal interest and the interests of clients, he or she is required to immediately report the conflict to the CCO for instructions regarding how to proceed.
•Supervised Persons must treat recommendations and actions of the Company as confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission,

distribution, or communication of any information regarding securities transactions in client accounts or other nonpublic information, except to broker-dealers, other bona fide service providers, or regulators in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO.
•No Supervised Person shall intentionally sell to or purchase from a client any security or other property without prior written authorization from the CCO.
•No Supervised Person shall provide loans or receive loans from clients without the prior written authorization from the CCO.

Investment, Broker, or Custodial Account Reporting
All Supervised Persons are required to notify the CCO prior to or at the time of establishing a new custodial, broker or investment account or the closing of an existing custodial, broker or investment account, where the Supervised Person has Direct or Indirect Beneficial Interest (See Definitions for further information) providing the following details:
1.Account Name
2.Account Owner Name
3.Name of Broker, Dealer or Bank
4.Date Established (or)
5.Date Closed

To provide further clarity, Covered Accounts include ALL brokerage accounts for which the Supervised Person has a direct or indirect beneficial interest, and such account[s] have the ability to trade in Reportable Securities (see Definitions for further information). Types of accounts may include:
•brokerage accounts that hold or have the ability to purchase Reportable Securities; and/or
•all accounts for which a Supervised Person serves as a trustee and are the ultimate beneficial owner, and/or exercise investment discretion; and/or
•Accounts where a Supervised Person has given full discretion to a broker to undertake transactions on the Supervised Person’s behalf unless the Supervised Person can demonstrate that they have no control over the trading in the account[s].

Protecting the Confidentiality of Client Information
Confidential Client Information
In the course of investment advisory activities of TAM, the Firm gains access to nonpublic information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by TAM to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). Any doubts about the confidentiality of information must be resolved in favor of confidentiality.
All Supervised Persons are prohibited from revealing Confidential Client Information except under the following circumstances:
•As necessary to provide service(s) that the client requested or authorized, or to maintain and service the client's account;
•As required by regulatory authorities or law enforcement officials who have jurisdiction over TAM, or as otherwise required by any applicable law; and
•To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.
Privacy Policy
As a registered investment adviser, TAM has adopted compliance policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P TAM has adopted policies and procedures to safeguard the information of natural person clients. Compliance with the provisions of TAM's Privacy Policy and maintaining client information confidential is required. Please refer to TAM's Compliance Policy and Procedure Manual for additional information.

Prohibition Against Insider Trading
Introduction
Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised Persons and TAM to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, Supervised Persons and the Firm may be sued by clients seeking to recover damages for insider trading violations.
The rules contained in this Code apply to securities trading and information handling by Supervised Persons of TAM and their immediate family members.
The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.
General Policy
No Supervised Person may trade, either personally or on behalf of others (such as investment funds and accounts managed by TAM), while in the possession of material, nonpublic information, nor may any personnel of the Firm communicate, either with other employees or outside parties, material, nonpublic information to others in violation of the law.
1.What is Material Information?
Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.
Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.
Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.

You should also be aware of the SEC's position that the term "material nonpublic information" relates not only to issuers but also to TAM's securities recommendations and client securities holdings and transactions.
2.What is Nonpublic Information?
Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.
3.Identifying Inside Information
Before executing any trade for yourself or others, including investment funds or accounts managed by TAM ("Client Accounts"), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:
•Report the information and proposed trade immediately to the CCO.
•Do not purchase or sell the securities on behalf of yourself or others, including investment funds or accounts managed by the Firm.
•Do not communicate the information inside or outside the Firm, other than to the CCO.
•After the CCO has reviewed the issue, the Firm shall determine whether the information is material and nonpublic and, if so, what action the Firm will take.
You should consult with the CCO before taking any action. This high degree of caution will protect you, our clients, and the Firm.
4.Contacts with Public Companies
Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person of TAM or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, TAM must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

5.Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Supervised Persons of TAM and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.
6.Restricted/Watch Lists
Although TAM does not typically receive confidential information from portfolio companies, it will, if it receives such information establish restricted or watch lists in certain securities. A restricted or watch list will be reported to all Supervised Persons once established. Generally, any security that TAM is currently executing transactions on behalf of clients are temporarily restricted. This trade activity is regularly reported to all Supervised Persons. See section regarding Blackout Periods for additional information on the timing of trades being restricted.
Supervised Persons are prohibited from personally, or on behalf of an client account, purchasing or selling such securities during any period they are listed on a restricted list or a watch list.

Personal Securities Transactions
General Policy
TAM has adopted the following principles governing personal investment activities by the Firm's Supervised Persons:
•the interests of client accounts shall at all times be placed first;
•all personal securities transactions shall be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
•supervised persons must not take inappropriate advantage of their positions.
Preclearance Requirements
TAM has instituted a policy whereby Supervised Persons are prohibited from purchasing any Reportable Securities for a Covered Account unless preclearance for each such transaction is granted by the CCO or other designee. Any questions whatsoever regarding this policy should be directed to the CCO. A Supervised Person is permitted, without obtaining preclearance, to purchase or sell any security as part of an Exempt Transaction (see Definitions for further information).
A Supervised Person may, directly or indirectly, dispose of Beneficial Ownership of such Reportable Securities only if such purchase or sale has been approved by the CCO or their designee and the approved transaction is completed within the Firm's permissible trade window of two (2) days. If, however, the trade is not executed within the trade window, the approval lapses and the request for the proposed transaction must be resubmitted.
Clearance for such transactions must be obtained by completing the prescribed preclearance procedure put in place by the CCO. The CCO or their designee monitors all transactions by all Supervised Persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running.
Advance trade clearance in no way waives or absolves any Supervised Person of the obligation to abide by the provisions, principles and objectives of this Code.

Blackout Periods
A Supervised Person may not execute any transaction in a Reportable Security within three (3) trading days before or after a transaction in the same security or a related security has been executed on behalf of a Client. If the CCO determines that a transaction has violated this prohibition, the transaction shall be unwound or, if not possible or practical the Supervised Person must disgorge to the Client the value received by the Supervised Person due to any favorable price differential received by the Supervised Person.
For example, if the Supervised Person buys 100 shares at $10 per share, and the Client buys 1000 shares at $11 per share, the Supervised Person will pay $100 (100 shares x $1 differential) to the Client.

Compliance Procedures
1.Initial Holdings Report
Every Supervised Person shall, no later than ten (10) days after employment with the Firm certify they have read and understand this Code and recognizes that he or she is subject to it, and must disclose the following information as of the date of employment:
a)The title and type of security, the ticker symbol or CUSIP number, number of shares and principal amount of each Security in which the Supervised Person has a Beneficial Interest (as of a date no more than 45 days before the report is submitted),
b)The name of any broker, dealer, or custodian/bank with whom the Supervised Person maintains an account, and
c)The date the report is submitted by the Supervised Person.
2.Annual Holdings Report
Within 45 calendar days of each year end, each Supervised Person must certify that they have read and understands this Code and recognizes that they are subject to it, that that have complied with the requirements of this Code and has disclosed or reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. In addition, each Supervised Person shall annually provide the following information (as of a date no more than 45 days before the report is submitted):
a)the title and type of security, the ticker symbol or CUSIP number, number of shares and principal amount of each Security in which the Supervised Person had any Beneficial Interest,
b)the name of any broker, dealer or custodian/bank with whom the Supervised Person maintains an account in which any Securities are held for the direct or indirect benefit of the Supervised Person, and
c)the date the report is submitted.
3.Quarterly Transaction Reports
Every Supervised Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:
With respect to any transaction during the quarter in a Reportable Security in which the Supervised Person had any direct or indirect beneficial ownership:
•the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each Reportable Security;
•the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•the price of the Reportable Security at which the transaction was effected;
•the name of the broker, dealer or custodian/bank with or through whom the transaction was effected; and
•the date the report is submitted by the Supervised Person.

4.Monitoring and Review of Personal Securities Transactions
The CCO, or their designee, shall monitor and review all reports required under the Code for compliance with TAM's policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of Supervised Persons regarding personal securities trading. Supervised Persons are required to cooperate with such inquiries and any monitoring or review procedures employed. Any transactions for any accounts of the CCO shall be reviewed and approved by the COO or other designated Officer of TAM.
5.General Sanction Guidelines
It should be emphasized that all required filings and reports under the Firm's Code shall be monitored by the CCO or their designee. The CCO shall receive and review report(s) of violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, or dismissal of the person involved. The remediation for any violation is based on the particular circumstances of that violation. No employee will receive preferential treatment based on their position within the Firm.
These are guidelines only, allowing TAM reserves the right to apply any appropriate sanction depending upon the circumstances, up to and including dismissal, as we deem appropriate.

Short-Term Trading Profits
TAM’s Supervised Persons are prohibited from purchasing and then selling or selling and then purchasing the same security within 30 calendar days of the initial transaction. In situations where multiple transactions have occurred in the same security, the holding period will calculate from the date of the most recent opposite-way transaction of the relevant security across all accounts, regardless of the holding period of prior transactions in the same security.
Any prohibited short-term profits are subject to disgorgement. This prohibition does not, however, apply to Exempt Transactions (as defined in Definitions). Furthermore, if a pattern of short-term trading is detected, the Firm reserves the right to impose additional restrictions on such access person's personal trading.

Personal Securities Trading Limitations
As previously stated, TAM’s fiduciary duty to clients and the obligation of all TAM employees to uphold that fundamental duty, includes first and foremost the duty at all times to place the interests of clients first. As such, the Firm expects all employees to work diligently in meeting client expectations and fulfilling their job responsibilities.
Although TAM's policy does not impose strict limitations as to the number of transactions a Supervised Person is permitted to execute during a defined timeframe, the scope and volume of personal trading by Supervised Persons shall be periodically assessed by the CCO or their designee. The Firm also recognizes that excessive trading may impede the ability of an individual to fulfill their primary obligation to our clients. In such circumstances the Firm retains the discretionary authority to impose limitations on the personal trading activities of the Supervised Person. Furthermore, and as part of TAM's oversight and monitoring of personal trading by Supervised Persons, the Firm may impose heightened supervision and or trading restrictions on a Supervise Person if it believes that such actions are warranted.
Any questions concerning this policy should be directed to the CCO.

Margin Transactions
Securities held in a margin account may be sold by the broker if a Supervised Person fails to meet a margin call. Supervised Persons may not have control over these transactions as the securities may be sold at certain times without the Supervised Person’s consent. A margin sale that occurs when a Supervised Person is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading.
Although TAM's policies do not expressly prohibit Supervised Persons' ability to purchase securities on margin, the use of margin should be part of any preclearance request, and the Firm retains the discretionary authority to approve or deny any such requests on a trade-by-trade basis.

Limit Orders
Although TAM's policies generally permit Supervised Persons to place limit orders, all preclearance requests seeking preapproval for placement of a limit order shall be subject to review. TAM retains the authority to approve or deny such requests on a trade-by-trade basis.

Interested Transactions
No Supervised Person shall recommend any securities transactions for a client's account without having disclosed their personal interest, if any, in such securities or the issuer thereof, to the Investment Committee including without limitation:
•any direct or indirect beneficial ownership of any securities of such issuer;
•any position with such issuer or its affiliates; and
•any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.
Note> Securities acquired as part of a Related Account are not required to be disclosed.

Outside Business Activities
TAM has adopted the following principles governing outside business activities by TAM Supervised Persons:
•the interests of client accounts shall at all times be placed first;
•all outside business activities shall be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
•Supervised Persons must not take inappropriate advantage of their positions.
The Code mandates prior approval for outside business activities where a Supervised Person:
•may be compensated or have the reasonable expectation of compensation;
•is working with or for a client, regardless of whether compensation is received; or
•is in a position to receive material non-public information concerning a publicly-traded company.

Service as an Officer or Director
No Supervised Person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the CCO based upon a determination that any such board service or officer position would be consistent with the interest of TAM's clients. Where board service or an officer position is approved, the Supervised Person will be isolated from others making investment decisions with respect to securities of the company in question.

Gifts and Entertainment
Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. TAM has adopted the policies set forth below to guide Supervised Persons in this area.
General Policy
TAM's policy with respect to gifts and entertainment is as follows:
•giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
•no Supervised Person may give or accept cash gifts or cash equivalents, in excess of $100 per year, to or from a client, prospective client, or any entity that does, or seeks to do, business with or on behalf of TAM;
•Supervised Persons should not accept or provide any gifts, or favors that might influence the decisions you or the recipient must make in business transactions involving TAM, or that others might reasonably believe would influence those decisions;
•no Supervised Person may accept extravagant or excessive entertainment from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of TAM; and
•where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed.
Reporting Requirements
•any Supervised Person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of TAM, including gifts, or gratuities with a value in excess of $100 per year must obtain consent from the CCO before accepting such gift. Any gifts deemed inappropriate or extravagant by the CCO will be returned to the giver.
•TAM's policy prohibits Supervised Persons seeking to provide or offer any gift, in excess of $100 per year, to existing clients, prospective clients, or any person or entity that does business with or on behalf of TAM without obtaining pre-approval from the CCO.
•a Supervised Person may provide or accept bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with the Firm. Substantiation of the business purpose of the entertainment must be satisfied, and one should review the Marketing Policy for additional reporting requirement that may arise.
•the reporting requirements are for the purpose of helping TAM monitor the activities of its employees. However, reporting does not relieve any Supervised Person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the CCO.
•Supervised Persons are required to complete quarterly and annual gifts and entertainment certifications.

According to the DOL's Enforcement Manual, gifts and entertainment from one individual or entity that have an aggregate annual value of less than $250 (and that do not violate any plan policy or provision) are considered "insubstantial" and are generally not treated as violations of Section 406(b)(3). Advisers are required to report gifts to certain Taft-Hartley plan trustees to the DOL (e.g., payments of $250 or more per year per person must be reported on Form LM-10).

Political Contributions
In July 2010, the SEC adopted the 'Pay-to-Play Rule' which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees ('covered associates') can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm.
TAM recognizes that it is never appropriate to make or solicit political contributions or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, the Firm has put in place a Political Contribution policy as part of its compliance manual. Please refer to this policy for rules governing contribution activity.

Whistleblower Policy
As articulated in this Code's Statement of General Policy and Standards of Business Conduct, central to our Firm's compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all supervised persons of TAM, evidence the Firm's unwavering intent to place the interests of clients ahead of self-interest for the Firm, our management and staff.
Every Supervised Person has a responsibility for knowing and following the Firm’s policies and procedures. Every Supervised Person in a supervisory role is also responsible for those individuals under that Supervised Person’s supervision. The Firm's Principal or a similarly designated Officer, has overall supervisory responsibility.
Recognizing our shared commitment to our clients, all Supervised Persons are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any Supervised Person puts the Firm and our personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all Supervised Persons are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of the Firm’s policies.
Reporting Potential Misconduct
To ensure consistent implementation of such practices, it is imperative that Supervised Persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a Supervised Person or other party) confidentially and without retaliation.
TAM's Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.
Supervised Persons must report potential misconduct by submitting a violation, in any form suitable, anonymously. Reports of violations or suspected violations must be reported to the CCO or Supervised Persons may report suspected improper activity by the CCO to the Firm’s other senior management.
Responsibility of the Whistleblower
A Supervised Person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of the Firm's compliance manual or this Code. A malicious allegation known to be false is considered a serious offense and shall be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity
The Firm shall take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.
In order to protect the confidentiality of the individual submitting such a report and to enable TAM to conduct a comprehensive investigation of reported misconduct, Supervised Persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.
No Retaliation Policy
It is the Firm’s policy that no Supervised Person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A Supervised Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A Supervised Person who believes they have been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

Reporting Violations and Sanctions
All Supervised Persons shall promptly report to the CCO all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code shall constitute a violation of the Code.
The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, the CCO may, in their discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.
Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the Supervised Person’s employment with the Firm.

Records
The CCO shall maintain and cause to be maintained in a readily accessible place the following records:
•a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
•a record of any violation of TAM's Code and any action that was taken as a result of such violation for a period of five (5) years from the end of the fiscal year in which the violation occurred;
•a record of all written acknowledgements of receipt of the Code and amendments thereto for each Supervised Person who is currently, or within the past five (5) years was, a Supervised Person which shall be retained for five (5) years after the individual ceases to be a Supervised Person of TAM;
•a list of all Supervised Persons who are, or within the preceding five (5) years have been, Access Persons; and
•a record of any decision and reasons supporting such decision to approve a Supervised Person's transactions in IPOs, limited offerings, or other reportable security within the past five (5) years after the end of the fiscal year in which such approval is granted.

Acknowledgements
Initial Acknowledgement
All Supervised Persons shall be provided with a copy of the Code and must initially acknowledge in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all accounts and holdings as required by the Code.
Acknowledgement of Amendments
All Supervised Persons shall receive any amendments to the Code and must acknowledge to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment;
(iii) and agreed to abide by the Code as amended.
Annual Acknowledgement
All Supervised Persons must annually acknowledge in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and, if applicable,
(iii) submitted all holdings and transaction reports as required by the Code.
Further Information
Supervised Persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Definitions
For the purposes of this Code, the following definitions shall apply:
•"1933 Act" means the Securities Act of 1933, as amended.
•"1934 Act" means the Securities Exchange Act of 1934, as amended.
•"Access Person" means any Supervised Person who: has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund the Firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic. Generally, all Officers and Employees are considered an Access Person.
•"Account" or "Covered account" means accounts of any supervised person of the Firm deemed to be an access person and includes accounts of such access person's immediate family (e.g., a spouse or domestic partner, the spouse's or domestic partner's children residing in the same household, or to whom the access person, spouse or domestic partner contributes substantial support), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the access person has a beneficial interest, exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control.
•"Advisers Act" means the Investment Advisers Act of 1940, as amended.
•"Advisory Persons" means employees and certain control persons (and their employees) who make; participate in or obtain information regarding fund securities transactions or whose functions relate to the making of recommendations with respect to fund transactions.
•"Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
•"Beneficial interest and ownership" A Direct or Indirect Beneficial Interest is any direct ownership or an indirect pecuniary interest through any contract, arrangement, understanding, relationship or otherwise, including immediate family members (person who is supported directly or indirectly to a material extent by such person), partners in a partnership or beneficiaries of a trust. The term pecuniary interest means the opportunity (directly or indirectly) to profit or share in any profit derived from a transaction in Reportable Securities.
•"Blackout Period" represents a time frame during which access persons are prohibited from trading in securities in which client transactions in the same security are being considered or traded.
•"Chief Compliance Officer" (CCO) refers to the Chief Compliance Officer of Todd Asset Management LLC.
•"Contribution" means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
•"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
•"Covered Associate" means (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and Z(iii) any political action committee ("PAC") controlled by the adviser or by any such persons described in clauses (i) or (ii). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
•"Covered investment pool" means (i) an investment company registered under the Investment Company Act of 1940 (e.g., mutual fund) that is an investment option of a plan or program of a government entity; or (ii) any company that is exempt from registering under the Investment Company Act because it either (a) has less than 100 shareholders ("3(c)(1) funds"); (b) have only qualified purchasers ("3(c)(7) funds"); or (c) are collective investment funds maintained by a bank ("3(c)(11) funds"). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
•"Employee Account" each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee's family members include the Employee's spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.
•"Exempt Transaction" transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, 7) with respect to unaffiliated registered open-end investment companies, 8) inconsequential to any Client because the transaction is very unlikely to affect a highly liquid market or because the security is clearly not related economically to any securities that a Client may purchase or sell (to be determined by the CCO), 9) exchange traded funds that are not advised or sub-advised by TAM, or 10) effected for an Employee Account on a separately managed account platform or a Related Account, but only if the transactions are consistent with transactions effected for all Client accounts following the same model portfolio advice provided by the Adviser.
•"Front running" can occur when an individual purchases at a lower price or sells at a higher price before (i) execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (ii) issuance or change in an investment adviser's securities recommendation to purchase or sell a security while in possession of material nonpublic information.
•"Government entity" means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) any pool of assets sponsored or established by any of the foregoing (including, but not limited to a defined benefit plan and a state general fund); (iii) any participant-directed investment program or plan sponsored or established by any of the foregoing; and (iv)officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
•"Initial public offering" (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

•"Inside information" means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the 'total mix' of information available.
•"Insider" is broadly defined as it applies to Todd Asset Management LLC's Insider Trading policy and procedures. It includes our Firm's officers, directors and employees. In addition, a person can be a "temporary insider" if they enter into a special confidential relationship in the conduct of the company's affairs and, as a result, is given access to information solely for TAM's purposes. A temporary insider can include, among others, TAM's attorneys, accountants, consultants, and the employees of such organizations. Furthermore, TAM may become a temporary insider of a client it advises or for which it performs other services. If a client expects TAM to keep the disclosed non-public information confidential and the relationship implies such a duty, then TAM will be considered an insider.
•"Insider trading" is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an "insider") or to the communication of material, non-public information to others.
•"Investment person" means a supervised person of Todd Asset Management LLC who, in connection with his or her regular functions or duties, makes recommendations regarding the purchase or sale of securities for client accounts (e.g., portfolio manager) or provides information or advice to portfolio managers, or who help execute and/or implement the portfolio manager's decision (e.g., securities analysts, traders, and portfolio assistants); and any natural person who controls TAM and who obtains information concerning recommendations made regarding the purchase or sale of securities for client accounts.
•"Investment-related" means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).
•"Limited offering" means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.
•"Official" means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
•"Plan or program of a government entity" means any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a "qualified tuition plan" authorized by section 529 of the Internal Revenue Code (26 U.S.C. 529), a retirement plan authorized by section 403(b) or 457 of the Internal Revenue Code (26 U.S.C. 403(b) or 457), or any similar program or plan. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
•"Private fund" means an issuer that would be an investment company as defined in section 3 of the Investment Company Act of 1940 but for Section 3(c)(1) or 3(c)(7) of that Act.
•"Registered fund" means an investment company registered under the Investment Company Act.

•"Related Account" An Employee Account placed with an independent custodian for the purpose of investing in one of the investment strategies managed by the TAM for groups of Client accounts that are not Employee Accounts (“Non-Employee Accounts”).
•"Reportable fund" means any registered investment company, Exchange Traded Fund, or other commingled fund for which our Firm acts as investment adviser or sub-adviser, as defined in Section 2(a) (20) of the Investment Company Act, or principal underwriter.
•"Reportable security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral- trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers' acceptances, 3) bank certificates of deposit, 4) commercial paper and high quality short-term debt instruments, including repurchase agreements, 5) shares of money market funds , 6) shares of registered open-end investment companies (other than Reportable Funds) and 7) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised by the Adviser.
•"Restricted list" typically represents a list of issuers about which an adviser has inside information, and results in prohibitions on effecting either client or personal trades in such securities.
•"Securities Transaction" the purchase or sale, or any action to accomplish the purchase or sale, of a Reportable Security for an Employee Account.
•"Supervised person" means any directors, officers and partners of TAM; employees of TAM; and any other person who provides advice on behalf of TAM and is subject to TAM's supervision and control.
•"Tipping" means communication of material nonpublic information to others.
•"Watch list securities" typically represent a list of issuers currently being evaluated as potential investment opportunities. Advisers may restrict trading in such securities by one or more of the Firm's securities analysts or may more broadly apply the restriction to some or all access persons.